Exhibit 5.1

September 28, 2026

Azitra, Inc.

21 Business Park Drive,

Branford, Connecticut 06405

Re: Azitra, Inc. Common Stock

Ladies and Gentlemen:

We have acted as counsel to Azitra, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of $3,503,232 of shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-280648) (as amended, the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933(as amended, the “Act”) on July 1, 2024, as amended on July 5, 2024, and declared effective by the Commission on July 8, 2024, which includes the base prospectus and the prospectus supplement dated September 28, 2026, filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the base prospectus, the “Prospectus”). The Shares are to be sold by the Company in accordance with the Sales Agreement dated September 28, 2026, by and between the Company and A.G.P./Alliance Global Partners (the “Sales Agreement”), as described in the Prospectus.

In rendering this opinion, we have examined and are familiar with the following:

a.	The Amended and Restated Certificate of Incorporation and Bylaws of the Company, as amended and restated through the date hereof (the “Certificate of Incorporation” and “Bylaws”, respectively).

b.	The Registration Statement.

c.	The Prospectus.

d.	Such other records, instruments, documents, and certificates as we have deemed advisable in order to render such opinion.

In such examination, we have assumed:

a.	The genuineness of all signatures.

b.	The legal capacity of all natural persons.

c.	The authenticity of all documents submitted to us as originals.

d.	The conformity to original documents of all documents submitted to us as copies.

Azitra, Inc.

September 28, 2026

Based upon and subject to the foregoing and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the General Corporation Laws of the State of Delaware and laws of the State of New York, in each case as currently in effect (collectively, “Applicable Law”), and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP